As filed with the Securities and Exchange Commission on December 6, 2005

Registration No. 333- 128153

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

Under the Securities Act of 1933

dELiA*s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5961	20-3397172
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

435 Hudson Street, New York, NY 10014, (212) 807-9060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Bernard

Chief Executive Officer

dELiA*s, Inc.

435 Hudson Street

New York, NY 10014

(212) 807-9060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard M. Graf

Katten Muchin Rosenman LLP

1025 Thomas Jefferson Street, N.W.

East Lobby, Suite 700

Washington, D.C. 20007-5201

(202) 625-3537

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Form S-1 Registration Statement is being filed for the sole purpose of filing additional exhibits and adding details of additional recent sales of unregistered securities in Item 15.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee		$22,951.50

National Association of Securities Dealers, Inc. Listing Fee		*

Accounting fees and expenses		*

Legal fees and expenses		*

Printing and mailing expenses		*

Miscellaneous		*

Total	$

*	To be filed by amendment

Item 14.	Indemnification of Directors and Officers

Our certificate of incorporation (the “Charter”) provides that we shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”), as amended from time to time, to each person who is or was one of our directors or officers and the heirs, executors and administrators of such a person. Any expenses, including attorneys’ fees, incurred by a person who is or was one of our directors or officers, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by us; provided, however, that if the DGCL requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer, and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan, shall be made only upon delivery to us of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses. Notwithstanding the aforementioned indemnification provisions, we may, at the discretion of our chief executive officer, enter into indemnification agreements with directors or officers.

Section 145 of the DGCL provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such director or officer or former director or officer is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his or her conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Number	Document

3.1	Amendedand Restated Certificate of Incorporation

3.2	Amendedand Restated Bylaws

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since our incorporation through November 30, 2005:

(1) On August 29, 2005, we executed a stock purchase agreement with several members of our senior management pursuant to which they have agreed to purchase          shares of our common stock at the same purchase price per share as is being offered in the rights offering, for an aggregate purchase price of $1,200,000. Such purchase will be made in a private placement that is expected to close on or about the Spinoff Record Date. This transaction is exempt from the registration requirements of the Securities Act under Section 4(2) of such Act and Rule 506 promulgated thereunder. Each of the purchasers is one of our executive officers and otherwise qualifies as an “accredited investor” under the provisions of Regulation D promulgated under the Securities Act. Additionally, the price at which the investors will purchase the common stock is fixed and will equal the price per share to be paid by our other stockholders in connection with the rights offering and the obligations of the investors to complete the private placement are subject only to satisfaction of certain conditions that will not be within the control of the investors.

Pursuant to the SEC’s interpretation of Rule 152 of the Securities Act, a completed private placement that is exempt under either Section 4(2) or Rule 506 of the Securities Act will not be integrated with a subsequent public offering. The SEC’s position concerning Section 4(2) is clarified in the SEC No-Action Letter to Verticom Incorporated (February 12, 1986), which states, “notwithstanding Verticom’s contemplation of a registered public offering at the time of the Placement, the Placement need not be integrated with the later registered public offering…. under Rule 152 the filing of a registration statement following an offering otherwise exempt under Section 4(2) does not vitiate the exemption under Section 4(2).” See also SEC No-Action Letter to Black Box Incorporated (June 26, 1990) and SEC No-Action Letter to JBI Incorporated (September 28, 1989), which teach that under Rule 152 an offering otherwise exempt under Section 4(2) need not be integrated with the later registered public offering notwithstanding that the exempt offering may not have been consummated prior to the filing of the registration statement so long as the obligations of the investors to complete the private placement are subject only to satisfaction of certain conditions that will not be within the control of the investors.

(2) We granted stock options and stock awards to 5 senior executives under our 2005 Stock Option Plan covering an aggregate of 2,050,000 shares of common stock, at exercise prices that will equal the price per share to be paid by our other stockholders in connection with the rights offering.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in this paragraph under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to a written compensatory plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.	Exhibits and Financial Statement Schedules.

(A)	EXHIBITS

Exhibit Number

3.1	Form of Amended and Restated Certificate of Incorporation of dELiA*s, Inc.**

3.2	Form of Amended and Restated Bylaws of dELiA*s, Inc.**

3.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of dELiA*s, Inc. (incorporated by reference to Exhibit A of Exhibit 10.27 hereto).

4.1	Form of Warrant to Purchase Shares of Common Stock Issued to MLF Investors, LLC.**

5.1	Opinion of Katten Muchin Rosenman LLP regarding the legality of the securities being registered.***

8.1	Form of Opinion of Weil, Gotshal & Manges LLP regarding tax matters related to the Spinoff and rights offering.*

10.1	dELiA*s, Inc. 2005 Stock Incentive Plan.**†

10.2	Form of Stock Option Agreement for dELiA*s, Inc. 2005 Stock Incentive Plan.**†

10.3	Form of Restricted Stock Agreement.**†

10.4	Employment Agreement dated as of December 6, 2005, by and between dELiA*s, Inc. and Robert E. Bernard*†

10.5	Employment Agreement dated as of December 6, 2005, by and between dELiA*s, Inc. and Walter Killough.*†

10.6	Stock Purchase Agreement dated August 29, 2005, by and between dELiA*s, Inc. and Robert E. Bernard, Walter Killough, David Desjardins, Cathy McNeal and Andrew Firestone.**

10.7	Form of Registration Rights Agreement dated , 2005, between dELiA*s, Inc. and Robert E. Bernard, Walter Killough, David Desjardins, Cathy McNeal and Andrew Firestone.**

10.8	Standby Purchase Agreement, dated as of September 7, 2005, by and between dELiA*s, Inc., Alloy, Inc., and MLF Investments, LLC.**

10.9	Form of Registration Rights Agreement dated as of , 2005, by and between dELiA*s, Inc. and MLF Investments, LLC.**

10.14	Form of Distribution Agreement between Alloy, Inc. and dELiA*s, Inc.***

10.15	Form of Tax Separation Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.16	Form of Call Center Services Agreement between AMG Direct, LLC and On Campus Marketing, LLC.*

10.17	Form of Managed Services Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.18	Form of Application Software License Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.19	Form of Professional Services Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.20	Form of Media Services Agreement between Alloy, Inc. and dELiA*s, Inc.***

10.21	401(k) Agreement.***†

Exhibit Number

10.22	Lease Agreement dated May 3, 1995 between dELiA*s Group Inc. (f/k/a dELiA*s Inc.) and The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York (the “Lease Agreement”); Modification and Extension of Lease Agreement, dated September 26, 1996 (incorporated by reference to the dELiA*s Group Inc.’s (f/k/a dELiA*s Inc.) Registration Statement on Form S-1 filed January 25, 1999 (Registration No. 333-15153)).

10.22.1	Agreement dated April 4, 1997 between dELiA*s Group Inc. f/k/a dELiA*s Inc. and The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York, amending the Lease Agreement (incorporated by reference to dELiA*s Group Inc.’s (f/k/a dELiA*s Inc.) Annual Report on Form 10-K filed April 28, 1997).

10.22.2	Agreement dated October 7, 1997 between dELiA*s Group Inc. f/k/a dELiA*s Inc. and The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York, amending the Lease Agreement (incorporated by reference to dELiA*s Group Inc.’s (f/k/a dELiA*s Inc.) Quarterly Report on Form 10-Q filed December 5, 1977).

10.23	Amended and Restated Loan and Security Agreement by and among Wells Fargo Retail Finance II, LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named within, dated October 14, 2004 (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed December 10, 2004).

10.24	Master License Agreement, dated February 24, 2003, by and between dELiA*s Brand LLC and JLP Daisy LLC (incorporated by reference to dELiA*s Corp.’s Current Report on Form 8-K filed February 26, 2003).

10.25	License Agreement, dated February 24, 2003, by and between dELiA*s Corp. and dELiA*s Brand LLC (incorporated by reference to dELiA*s Corp.’s Current Report on Form 8-K filed February 26, 2003).

10.26	Mortgage Note Modification Agreement and Declaration of No Set-Off, dated as of April 19, 2004, by and between dELiA*s Distribution Company and Manufacturers and Traders Trust Company (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.26.1	Amendment to Construction Loan Agreement, dated as of April 19, 2004, by and between dELiA*s Distribution Company and Manufacturers and Traders Trust Company with the joinder of dELiA*s Corporation and Alloy, Inc. (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.26.2	Second Amendment to Construction Loan Agreement, dated September 3, 2004, by and between Manufacturers and Traders Trust Company and dELiA*s Distribution Company with the joinder of dELiA*s Corp. and Alloy, Inc. (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed December 10, 2004).

10.26.3	Continuing Guarantee, dated as of April 19, 2004, by and among dELiA*s Corp. (Guarantor), dELiA*s Distribution Company (Borrower) and Manufacturers and Traders Trust Company (Bank) (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.26.4	Continuing Guarantee, dated as of April 19, 2004, by and among Alloy, Inc. (Guarantor), dELiA*s Distribution Company (Borrower) and Manufacturers and Traders Trust Company (Bank) (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.27	Form of Stockholder Rights Agreement, dated as of , 2005 between dELiA*s, Inc. and American Stock Transfer & Trust Company as Rights Agent.**

Exhibit Number

21	Subsidiaries of dELiA*s, Inc. as of December , 2005.***

23.1	Consent of BDO Seidman, LLP.**

23.2	Consent of Ernst & Young LLP.**

23.3	Consent of Katten Muchin Rosenman, LLP (included in Exhibit 5.1).***

24.1	Power of Attorney (included on signature page). **

99.1	Specimen Stock Certificate for the Common Stock of dELiA*s, Inc.**

99.2	Form of Letter to Stockholders.**

99.3	Form of Letter to Broker**

99.4	Form of Rights Certificate**

99.5	Form of Instruction as to Use of Rights Certificates**

99.6	Form of Letter to Clients**

99.7	Form of Notice of Guaranteed Delivery**

99.8	Form of Guidelines to Form W-9**

99.9	Form of Nominee Holder Certificate Form**

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.

(B)	FINANCIAL STATEMENTS SCHEDULES

Financial Statements Schedules are omitted because the information is included in the Financial Statements or notes thereto.

Item 17.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 6, 2005.

dELiA*s, INC.

(Registrant)

By:	/s/ ROBERT E. BERNARD
Name:	Robert E. Bernard
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert E. Bernard and Walter Killough and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/S/ ROBERT E. BERNARD Robert E. Bernard	Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2005

/S/ WALTER KILLOUGH Walter Killough	Chief Operating Officer and Director (Principal Financial Officer)	December 6, 2005

/S/ ANDREW L. FIRESTONE Andrew L. Firestone	Vice President Finance (Principal Accounting Officer)	December 6, 2005

* Matthew L. Feshbach	Director and Chairman	December 6, 2005

/S/ PETER D. GOODSON Peter D. Goodson	Director	December 6, 2005

/S/ SCOTT M. ROSEN Scott M. Rosen	Director	December 6, 2005

*By	/S/ ROBERT E. BERNARD
Robert E. Bernard
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number

3.1	Form of Amended and Restated Certificate of Incorporation of dELiA*s, Inc.**

3.2	Form of Amended and Restated Bylaws of dELiA*s, Inc.**

3.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of dELiA*s, Inc. (incorporated by reference to Exhibit A of Exhibit 10.27 hereto).

4.1	Form of Warrant to Purchase Shares of Common Stock Issued to MLF Investors, LLC.**

5.1	Opinion of Katten Muchin Rosenman LLP regarding the legality of the securities being registered.***

8.1	Form of Opinion of Weil, Gotshal & Manges LLP regarding tax matters related to the Spinoff and rights offering.*

10.1	dELiA*s, Inc. 2005 Stock Incentive Plan.**†

10.2	Form of Stock Option Agreement for dELiA*s, Inc. 2005 Stock Incentive Plan.**†

10.3	Form of Restricted Stock Agreement.**†

10.4	Employment Agreement dated as of December 6, 2005, by and between dELiA*s, Inc. and Robert E. Bernard*†

10.5	Employment Agreement dated as of December 6, 2005, by and between dELiA*s, Inc. and Walter Killough.*†

10.6	Stock Purchase Agreement dated August 29, 2005, by and between dELiA*s, Inc. and Robert E. Bernard, Walter Killough, David Desjardins, Cathy McNeal and Andrew Firestone.**

10.7	Form of Registration Rights Agreement dated , 2005, between dELiA*s, Inc. and Robert E. Bernard, Walter Killough, David Desjardins, Cathy McNeal and Andrew Firestone.**

10.8	Standby Purchase Agreement, dated as of September 7, 2005, by and between dELiA*s, Inc., Alloy, Inc., and MLF Investments, LLC.**

10.9	Form of Registration Rights Agreement dated as of , 2005, by and between dELiA*s, Inc. and MLF Investments, LLC.**

10.14	Form of Distribution Agreement between Alloy, Inc. and dELiA*s, Inc.***

10.15	Form of Tax Separation Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.16	Form of Call Center Services Agreement between AMG Direct, LLC and On Campus Marketing, LLC.*

10.17	Form of Managed Services Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.18	Form of Application Software License Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.19	Form of Professional Services Agreement between Alloy, Inc. and dELiA*s, Inc.*

10.20	Form of Media Services Agreement between Alloy, Inc. and dELiA*s, Inc.***

10.21	401(k) Agreement.***†

10.22	Lease Agreement dated May 3, 1995 between dELiA*s Group Inc. (f/k/a dELiA*s Inc.) and The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York (the “Lease Agreement”); Modification and Extension of Lease Agreement, dated September 26, 1996 (incorporated by reference to the dELiA*s Group Inc.’s (f/k/a dELiA*s Inc.) Registration Statement on Form S-1 filed January 25, 1999 (Registration No. 333-15153)).

10.22.1	Agreement dated April 4, 1997 between dELiA*s Group Inc. f/k/a dELiA*s Inc. and The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York, amending the Lease Agreement (incorporated by reference to dELiA*s Group Inc.’s (f/k/a dELiA*s Inc.) Annual Report on Form 10-K filed April 28, 1997).

Exhibit Number

10.22.2	Agreement dated October 7, 1997 between dELiA*s Group Inc. f/k/a dELiA*s Inc. and The Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York, amending the Lease Agreement (incorporated by reference to dELiA*s Group Inc.’s (f/k/a dELiA*s Inc.) Quarterly Report on Form 10-Q filed December 5, 1977).

10.23	Amended and Restated Loan and Security Agreement by and among Wells Fargo Retail Finance II, LLC, as lender, and dELiA*s Corp., as lead borrower and agent for the other borrowers named within, dated October 14, 2004 (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed December 10, 2004).

10.24	Master License Agreement, dated February 24, 2003, by and between dELiA*s Brand LLC and JLP Daisy LLC (incorporated by reference to dELiA*s Corp.’s Current Report on Form 8-K filed February 26, 2003).

10.25	License Agreement, dated February 24, 2003, by and between dELiA*s Corp. and dELiA*s Brand LLC (incorporated by reference to dELiA*s Corp.’s Current Report on Form 8-K filed February 26, 2003).

10.26	Mortgage Note Modification Agreement and Declaration of No Set-Off, dated as of April 19, 2004, by and between dELiA*s Distribution Company and Manufacturers and Traders Trust Company (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.26.1	Amendment to Construction Loan Agreement, dated as of April 19, 2004, by and between dELiA*s Distribution Company and Manufacturers and Traders Trust Company with the joinder of dELiA*s Corporation and Alloy, Inc. (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.26.2	Second Amendment to Construction Loan Agreement, dated September 3, 2004, by and between Manufacturers and Traders Trust Company and dELiA*s Distribution Company with the joinder of dELiA*s Corp. and Alloy, Inc. (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed December 10, 2004).

10.26.3	Continuing Guarantee, dated as of April 19, 2004, by and among dELiA*s Corp. (Guarantor), dELiA*s Distribution Company (Borrower) and Manufacturers and Traders Trust Company (Bank) (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.26.4	Continuing Guarantee, dated as of April 19, 2004, by and among Alloy, Inc. (Guarantor), dELiA*s Distribution Company (Borrower) and Manufacturers and Traders Trust Company (Bank) (incorporated by reference to Alloy, Inc.’s Quarterly Report on Form 10-Q, filed June 9, 2004).

10.27	Form of Stockholder Rights Agreement, dated as of , 2005 between dELiA*s, Inc. and American Stock Transfer & Trust Company as Rights Agent.**

21	Subsidiaries of dELiA*s, Inc. as of December , 2005.***

23.1	Consent of BDO Seidman, LLP.**

23.2	Consent of Ernst & Young LLP.**

23.3	Consent of Katten Muchin Rosenman, LLP (included in Exhibit 5.1).***

24.1	Power of Attorney (included on signature page). **

99.1	Specimen Stock Certificate for the Common Stock of dELiA*s, Inc.**

99.2	Form of Letter to Stockholders.**

99.3	Form of Letter to Broker**

Exhibit Number

99.4	Form of Rights Certificate**

99.5	Form of Instruction as to Use of Rights Certificates**

99.6	Form of Letter to Clients**

99.7	Form of Notice of Guaranteed Delivery**

99.8	Form of Guidelines to Form W-9**

99.9	Form of Nominee Holder Certificate Form**

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Management contract or compensatory plan or arrangement.